AB Bond Fund, Inc. the Fund
811-02383

Exhibit 77I


Incorporated by reference to Item 77I of Form NSAR-B filed for the AB Intermediate Bond Portfolio, AB Bond
Inflation Strategy, AB Municipal Bond Inflation Strategy,
AB All Market Real Return Portfolio, AB Tax-Aware
Fixed Income Portfolio, AB Credit Long/Short Portfolio,
AB High Yield Portfolio and AB Income Fund of the
Registrant on December 29, 2017.





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